Exhibit 3.2
FINAL VERSION
FIRST AMENDMENT
TO THE
AMENDED AND RESTATED BY-LAWS
OF
WESTWOOD ONE, INC.
The Amended and Restated By-Laws (the “By-Laws”) of Westwood One, Inc., a Delaware corporation, are hereby amended, effective as of October 21, 2011, as follows:
1.	Section 1.1 of Article I of the By-Laws is hereby amended and restated to read in its entirety as follows:
Section 1.1 Registered Office. The registered office of the Corporation shall be located at 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware and the name of the registered agent at that address shall be Corporation Service Company.
2.	The last sentence of Section 2.3 of Article II of the By-Laws is hereby amended by deleting the phrase “, as set forth in the Certificate of Incorporation” set forth therein.
3.	The first paragraph of section 2.16 of Article II of the By-Laws is hereby amended and restated to read in its entirety as follows:
Section 2.16 Notification of Nominations. Subject to the terms of the Certificate of Incorporation, persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, subject to the rights of holders of any class or series of stock having a preference over the common stock of the Corporation, par value $0.01 per share, as to dividends or upon liquidation to elect directors under specified circumstances. Nominations of persons for election to the Board of Directors may be made at any Annual Meeting of Stockholders, or at any Special Meeting of Stockholders called for the purpose of electing directors, (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.16 of this Article II and on the record date for the determination of stockholders entitled to vote at such meeting, (ii) who complies with the notice procedures set forth in this Section 2.16 of this Article II, and (iii) who has the right to vote for the election of the seat being nominated under the terms of the class of stock held of record by such stockholder.

4.	Section 3.1 of Article III of the By-Laws is hereby amended and restated to read in its entirety as follows:
Section 3.1 Number and Election of Directors. Except as otherwise provided in the last sentence of this Section 3.1, Section 3.2 of this Article III and subject to the right to elect additional directors under specified circumstances which may be granted, pursuant to the provisions of Section (c) of Article Fourth of the Certificate of Incorporation, to holders of any class or series of Preferred Stock, the Board of Directors shall consist of not less than three (3) nor more than thirteen (13) members, the exact number of which shall initially consist of nine (9) directors until changed as herein provided. Except as provided in the Certificate of Incorporation, directors shall be elected by a plurality of the votes cast at each Annual Meeting of Stockholders and each director so elected shall hold office until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Directors need not be stockholders. The Board of Directors must have a minimum of three (3) independent directors (as defined by NASDAQ Marketplace Rule 5605(a)(2) or any successor provision) or a higher number if required by the U.S. Securities and Exchange Commission or the rules and regulations of any securities exchange or quotation system on which the Corporation’s securities are listed or quoted for trading in the future and, in the case of a higher number so being required, the Board of Directors will be expanded to allow for the appointment of any additional independent directors so required, and each such additional seat will be filled with an independent director appointed by a majority of the Board of Directors and elected annually by the holders of Common Stock (and any holders of Preferred Stock that has the right to vote as a class with the holders of Common Stock), voting as a single class.
5.	Section 3.3 of Article III of the By-Laws is hereby amended and restated to read in its entirety as follows:
Section 3.3 Vacancies. Unless otherwise required by law, any vacancy on the Board of Directors shall be filled as provided in the Certificate of Incorporation. Any vacancy on any committee of the Board of Directors arising through death, resignation, removal, an increase in the number of directors constituting such committee or otherwise may be filled only as provided in the Certificate of Incorporation. The directors so chosen shall, in the case of any committee of the Board of Directors, hold office until their successors are duly appointed in accordance with the Certificate of Incorporation or until their earlier death, resignation or removal.

6.	Section 3.5 of Article III of the By-Laws is hereby amended and restated to read in its entirety as follows:
Section 3.5 Meetings. The Board of Directors and any committee thereof may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors or any committee thereof may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors or such committee, respectively. Special meetings of the Board of Directors shall be held upon call by or at the direction of the Chairman of the Board, if there be one, or by any two (2) directors. Special meetings of any committee of the Board of Directors may be called by the chairman of such committee, if there be one, or any two (2) directors serving on such committee. Except as otherwise required by law, notice of each such meeting stating the place, date and hour of the meeting shall be given to each director (or, in the case of a committee, to each member of such committee) either by mail, telephone, telegram or other means of electronic transmission or by personal delivery on forty-eight (48) hours’ prior notice.
7.	The first sentence of Section 3.11 of Article III of the By-Laws is hereby amended by deleting such sentence in its entirety and replacing it with the following:
The Board of Directors may designate one or more committees, each committee to consist of at least one Class A Director and at least one Class B Director (for so long as there are Class B Directors).
8.	The first sentence of Section 3.12 of Article III of the By-Laws is hereby amended by deleting such sentence in its entirety and replacing it with the following:
The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and, if approved by the Board of Directors, may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary for service as director, payable in cash or securities.
9.	The first sentence of Section 5.4 of Article V of the By-Laws is hereby amended by deleting such sentence in its entirety and replacing it with the following:
Stock of the Corporation shall be transferable in the manner prescribed by applicable law, these By-Laws and the Certificate of Incorporation.

10.	A new Section 7.5 of Article VII of the By-Laws is added to read in its entirety as follows:
Section 7.5 Defined Terms. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Certificate of Incorporation.
11.	The following paragraph is hereby inserted after the first paragraph of Section 8.1 of Article VIII of the By-Laws:
The Corporation hereby acknowledges that certain directors and officers affiliated with Oaktree Capital Management, L.P. or The Gores Group, LLC or affiliates of Oaktree Capital Management, L.P. or The Gores Group, LLC may have certain rights to indemnification, advancement of expenses and/or insurance provided by such institutional investors or certain of their affiliates (collectively, the “Institutional Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the indemnitee are primary and any obligation of the Institutional Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the indemnitee in accordance with this Article VIII without regard to any rights the indemnitee may have against the Institutional Indemnitors and (iii) that it irrevocably waives, relinquishes and releases the Institutional Indemnitors from any and all claims against the Institutional Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Institutional Indemnitors on behalf of the indemnitee with respect to any claim for which the indemnitee has sought indemnification from the Corporation shall affect the foregoing and the Institutional Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the indemnitee against the Corporation.
12.	Section 9.1 of Article IX of the By-Laws is hereby amended and restated to read in its entirety as follows:
Section 9.1 Amendments. These By-Laws may be altered, amended or repealed, in whole or in part, only as provided in the Certificate of Incorporation.
Until the occurrence of the Board Trigger Date:
(a) the Corporation may not, without the consent of a majority of the members of the Board of Directors elected by the holders of the Class A Common Stock and a majority of the members of the Board of Directors elected by the holders of the Class B Common Stock, amend these By-Laws in a manner that is contrary to the terms of the Certificate of Incorporation;

(b) the Corporation may not, without the consent of a majority of the members of the Board of Directors elected by the holders of the Class A Common Stock, amend these By-Laws in a manner that (x) materially adversely affects the rights of holders of Class A Common Stock in a disproportionate manner relative to the holders of Class B Common Stock (it being understood that equity issuances by the Corporation or its subsidiaries and any expansions of the size of the Board of Directors in connection with any such equity issuances shall not be deemed to materially adversely affect such rights) or (y) adversely affects the approval right of the directors elected by the holders of Class A Common Stock or, prior to the Trigger Date, adversely affects the rights of holders of Class A Common Stock to approve a Sale of the Corporation; and
(c) the Corporation may not, without the consent of a majority of the members of the Board of Directors elected by the holders of the Class B Common Stock, amend these By-Laws in a manner that (x) materially adversely affects the rights of holders of Class B Common Stock in a disproportionate manner relative to the holders of Class A Common Stock (it being understood that equity issuances by the Corporation or its subsidiaries and any expansions of the size of the Board of Directors in connection with any such equity issuances shall not be deemed to materially adversely affect such rights) or (y) adversely affects the approval right of the directors elected by the holders of Class B Common Stock.
13.	Except as set forth herein, the By-Laws shall remain in full force and effect.

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